Exhibit 99.2

The Gaming Technology Group of Novomatic UK Limited

Combined financial statements for the year ended 31 December 2018 and 31 December 2017

The Gaming Technology Group of Novomatic UK Limited

Independent auditors’ report

We have audited the accompanying combined financial statements of The Gaming Technology Group (the “Group”), which comprise the combined statements of financial position as at 31 December 2018, 2017 and 1 January 2017, and the related combined statements of profit and loss, changes in equity and cash flows for the years ended 31 December 2018 and 31 December 2017, and the related notes to the combined financial statements.

Management’s responsibility for the combined financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as at 31 December 2018, 2017 and 1 January 2017, and the results of their operations and their cash flows for the years ended 31 December 2018 and 31 December 2017 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter – basis of preparation

As discussed in Note 2, the accompanying combined financial statements have been prepared through the aggregation of the results, assets and liabilities of the individual entities within The Gaming Technology Group of Novomatic UK Limited.

The combined financial statements also include expense allocations for certain corporate functions historically provided by Novomatic UK Limited. These allocations from Novomatic UK Limited to the individual entities within the Gaming Technology Group of Novomatic UK Limited may not be reflective of the actual expense that would have been incurred had the Group operated as a separate entity apart from Novomatic UK Limited. The financial information presented in these combined financial statements may not reflect the combined financial position, operating results, and cash flows of the Group had the Group been a separate stand-alone entity during the periods presented.

DELOITTE LLP

Bristol, United Kingdom

December 18, 2019

The Gaming Technology Group of Novomatic UK Limited

Combined statement of profit or loss

For the year ended 31 December 2018 and 31 December 2017

		31/12/2018	31/12/2017
		£’000	£’000
	Note

Revenue	4	125,588	136,642
Cost of sales		(50,086)	(57,523)
Gross profit		75,502	79,119

Other operating income		199	1,121
Administrative expenses		(81,751)	(77,231)
Operating (loss)/profit		(6,050)	3,008
Finance income	6	73	3
Finance costs	7	(1,176)	(1,124)
(Loss)/profit before tax		(7,153)	1,888
Income tax	8	1,603	(23)
(Loss)/profit for the year	5	(5,550)	1,865

All activities derive from continuing operations.

There is no other comprehensive income and therefore total comprehensive (loss)/income is equal to (loss)/profit for the year and no separate statement of comprehensive income is presented.

The Gaming Technology Group of Novomatic UK Limited

Combined statement of financial position

As at 31 December 2018, as at 31 December 2017 and as at 1 January 2017

		31/12/2018	31/12/2017	1/1/2017
		£’000	£’000	£’000
	Note
Non-current assets
Goodwill	9	4,122	4,122	4,146
Other intangible assets	10	21,405	22,483	26,086
Property, plant and equipment	11	32,470	43,747	45,914
Finance lease receivables	13	7,110	7,139	7,824
Deferred tax assets	16	5,600	4,455	4,021
Other non-current assets		84	308	519
		70,791	82,254	88,510
Current assets
Inventories	12	19,900	18,857	14,195
Finance lease receivables	13	3,575	3,358	3,459
Trade and other receivables	14	21,887	24,481	20,760
Current tax receivables		236	-	-
Cash and cash equivalents	21	4,966	9,300	7,847
		50,564	55,996	46,261
Total assets		121,355	138,250	134,771

Current liabilities
Trade and other payables	18	(17,317)	(20,053)	(24,310)
Current tax liabilities		-	(131)	(1,163)
Obligations under finance leases	17	(99)	(316)	(316)
Borrowings	15	(26,345)	(26,629)	(18,095)
Provisions	19	(1,665)	(1,683)	(2,621)
		(45,426)	(48,812)	(46,505)
Net current assets		5,138	7,184	(244)

Non-current liabilities
Borrowings	15	(16,050)	(16,050)	(15,875)
Long-term provisions	19	(1,271)	(1,032)	(620)
Obligations under finance leases	17	(90)	(194)	(524)
Deferred tax liabilities	16	(2,670)	(3,395)	(3,845)
		(20,081)	(20,671)	(20,864)
Total liabilities		(65,507)	(69,483)	(67,369)
Net assets		55,848	68,767	67,402

Net investment by parent company		55,848	68,767	67,402

The financial statements were approved by management and authorised for issue on December 18, 2019.

The Gaming Technology Group of Novomatic UK Limited

Combined statement of changes in equity

For the year ended 31 December 2018 and 31 December 2017

Net investment by parent company
£’000

Balance at 1 January 2017	67,402

Profit for the year	1,865
Issue of share capital	6,000
Dividends paid (note 20)	(6,500)
Balance at 31 December 2017	68,767

Loss for the year	(5,550)
Dividends paid (note 20)	(8,000)
Capital contribution	631
Balance at 31 December 2018	55,848

The capital contribution in 2018 represents group tax relief received from fellow subsidiaries for which no payment was made.

The Gaming Technology Group of Novomatic UK Limited

Combined statement of cash flows

For the year ended 31 December 2018 and 31 December 2017

	31/12/2018	31/12/2017

(Loss)/profit for the year	(5,550)	1,865
Adjustments for:
Finance income	(73)	(3)
Finance costs	1,176	1,124
Income tax (income)/expense	(1,603)	23
Depreciation of property, plant and equipment	20,480	22,918
Impairment loss on fixtures and equipment	4,916	880
Impairment losses on intangible assets	82	50
Amortisation of intangible assets	3,342	3,719
Loss/(gain) on disposal of property, plant and equipment and intangibles	2,938	(628)
Increase/(decrease in provisions)	223	(525)

Operating cash flows before movements in working capital	25,931	29,423
Decrease/(increase) in inventories	1,417	(2,686)
Decrease/(increase) in trade and other receivables	170	(4,700)
Increase in trade and other payables	(2,740)	(9,401)
(Decrease)/increase in deferred income	(191)	21
Cash generated by operations	24,587	12,657

Income taxes received/(paid)	188	(1,793)
Finance costs	(1,176)	(855)
Net cash from operating activities	23,599	10,009
Investing activities
Finance income	73	3
Proceeds on disposal of property, plant and equipment	1,326	6,149
Purchases of property, plant and equipment	(18,707)	(25,614)
Purchases of intangible assets	(2,020)	(1,674)
Net cash used in investing activities	(19,328)	(21,136)

The Gaming Technology Group of Novomatic UK Limited

Combined statement of cash flows (continued)

For the year ended 31 December 2018 and for the year ended 31 December 2017

Financing activities
Dividends paid	(8,000)	(1,800)
(Repayment)/proceeds from borrowings	(284)	14,574
Proceeds on issue of shares	-	136
Payments of obligations under finance leases	(321)	(330)
Net cash (used in)/from financing activities	(8,605)	12,580

Net (decrease)/increase in cash and cash equivalents	(4,334)	1,453
Cash and cash equivalents at beginning of year	9,300	7,847

Cash and cash equivalents at end of year	4,966	9,300

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements

For the year ended 31 December 2018 and 31 December 2017

1.	GENERAL INFORMATION

The combined financial statements represent the activities of the Gaming Technology Group of Novomatic UK Limited (the “Group”), which comprises the following entities that are controlled by Novomatic UK Limited:

Subsidiary Name	Companies House Registration Number	Proportion held
Astra Games Limited	09280224	100%
Bell-Fruit Games Limited	08142284	100%
Bell-Fruit Group Limited	05015596	100%
Funhouse Leisure Limited	SC326282	100%
Funhouse Leisure Sales Limited	08617078	100%
Gamestec Leisure Limited	05348584	100%
Harlequin Gaming Limited	09292082	100%
Innov8 Gaming Limited	10717040	60%*
Leisure Projects Limited	05907026	100%
Playnation Limited	08258418	100%

The non-controlling interest attributable to the entity is not material.

Each company is incorporated in the United Kingdom. All of the above companies are registered in England and Wales with the exception of Funhouse Leisure Limited which is registered in Scotland.

The Group was acquired by Inspired Entertainment, Inc. on 1 October 2019.

Adoption of new and revised Standards

New and amended IFRS Standards that are effective for the current year

Impact of initial application of IFRS 9 Financial Instruments

In the current year, the Group has applied IFRS 9 Financial Instruments (as revised in July 2014) and the related consequential amendments to other IFRS Standards with effect from 1 January 2018. In accordance with the transition provisions of IFRS 9 the Group has elected not to restate comparatives in respect of the classification and measurement of financial instruments.

IFRS 9 introduced new requirements for:

1.	The classification and measurement of financial assets and financial liabilities;

2.	Impairment of financial assets; and

3.	General hedge accounting.

Details of these new requirements, to the extent that they are relevant to the Group, as well as their impact on the Group’s financial statements are described below.

Classification and measurement of financial assets

All recognised financial assets that are within the scope of IFRS 9 are required to be measured subsequently at amortised cost or fair value on the basis of the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. The Group reviewed and assessed its existing financial assets as at 1 January 2018 based on the facts and circumstances that existed at that date. Amounts classified as loans and receivables under IAS 39 Financial Instruments: Recognition and Measurement have been reclassified to amortised cost under IFRS 9.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

1.	GENERAL INFORMATION (continued)

Impact of initial application of IFRS 9 Financial Instruments (continued)

Impairment of financial assets

In relation to the impairment of financial assets, IFRS 9 requires an expected credit loss model as opposed to an incurred credit loss model under IAS 39. The expected credit loss model requires the Group to account for expected credit losses and changes in those expected credit losses at each reporting date to reflect changes in credit risk since initial recognition of the financial assets. In other words, it is no longer necessary for a credit event to have occurred before credit losses are recognised.

The Group only has one type of financial asset where IFRS 9 requires the Group to recognise a loss allowance for expected credit losses on, which is trade receivables.

IFRS 9 also requires a simplified approach for measuring the loss allowance at an amount equal to lifetime Expected Credit Loss (“ECL”) for trade receivables.

The requirement under IFRS 9 to use an expected loss method of impairment of financial assets did not have a material effect on the Group due to the short-term nature of the Group’s trade and other receivables.

General hedge accounting

The Group does not have any hedge accounting activities and therefore there is no impact arising from the changes in IFRS 9.

Impact of application of IFRS 15 Revenue from Contracts with Customers

The Group has applied IFRS 15 Revenue from Contracts with Customers (as amended in April 2016) with effect from 1 January 2018 and has elected not to restate comparatives. IFRS 15 introduced a five-step approach to revenue recognition.

IFRS 15 uses the terms ‘contract asset’ and ‘contract liability’ to describe what might more commonly be known as ‘accrued revenue’ and ‘deferred revenue’; however, the Standard does not prohibit an entity from using alternative descriptions in the statement of financial position.

The Group’s accounting policies for its revenue streams are disclosed in detail in note 2 below. Apart from providing more extensive disclosures for the Group’s revenue transactions, the application of IFRS 15 has not had a material impact on the financial position or financial performance of the Group.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

1.	GENERAL INFORMATION (continued)

New and revised IFRS Standards in issue but not yet effective

At the date of authorisation of these financial statements, the Group has not applied the following new and revised IFRS Standards that have been issued but are not yet effective:

IFRS 16	Leases
Annual Improvements to IFRS Standards 2015–2017 Cycle*	Amendments to IFRS 3 Business Combinations, IFRS 11 Joint Arrangements, IAS 12 Income Taxes and IAS 23 Borrowing Costs
IFRIC 23*	Uncertainty over Income Tax Treatments

*	These amendments are not expected to have a material impact on the Group.

IFRS 16 Leases

The adoption of IFRS 16 ‘Leases’ from 1 January 2019 is expected to have an impact on both the Group’s statement of financial position and statement of profit or loss.

The Group plans to adopt IFRS 16 by applying the modified retrospective approach and is therefore required to record any cumulative adjustment effect in net investment by parent company at the time of first time application on 1 January 2019. This chosen approach, allows the right-of-use asset to be recognised at the time of initial application in the amount corresponding to the respective lease liabilities. An adjustment is made by the amount of prepaid or deferred lease payments that are to be transferred to the right-of-use asset.

IFRS 16 provides recognition options for short-term leases with a term of 12 months or less and lease accounting does not have to be applied to low-valued assets. The Group plans to make use of both options and will continue to recognise payments for such leases within the profit and loss statement.

The Group plans to apply the following practical expedients upon first time application:

●	Application of a discount rate to a portfolio of leases;

●	Leases with a remaining term of maximum 12 months from 1 January 2019 will be treated as short term;

●	Recourse to the provision assessment for onerous contracts instead of separate impairment test in accordance with IAS 36; and

●	The Group will make use of the option to not reassess whether a lease as defined by IFRS 16 contains or does not contain a lease if it already existed upon first–time adoption.

On adopting IFRS 16, lease liabilities classified as ‘operating leases’ under the principles of IAS 17 Leases will be measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of 1 January 2019.

It should be noted that the overall impact on the statement of profit and loss of adopting IFRS 16 will be neutral over the life of a lease but will result in a higher charge in the earlier years following implementation and a lower charge in the later years. The principal component of lease payments is presented in the consolidated statement of cash flows under cash flows from financing activities, thus increasing cash generated by operating activities and increasing net cash used in financing activities by the same amount.

The table below reconciles the Group’s operating lease obligations at 31 December 2018 to the estimated lease obligations recognised on initial application of IFRS 16 at 1 January 2019. Based on our initial assessment, there is no cumulative effect adjustment to our net investment by parent company as a result of initially applying the new standard.

£’000

Operating lease commitments disclosed as at 31 December 2018	24,402
Revisions to the lease term	(6,407)
Adjusted operating lease commitments as at 31 December 2018	17,995
Impact of discounting using the incremental borrowing rate at date of initial application	(1,535)
IFRS 16 lease liability as at 1 January 2019	16,460

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

No material impacts are expected from the existing leases in which the Group acts as lessor, as the criteria of IAS 17 for assessing whether a finance or operating lease exists are essentially continued in IFRS 16.

2.	SIGNIFICANT ACCOUNTING POLICIES

Compliance with International Financial Reporting Standards

The combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Basis of preparation

Since the Group has not previously prepared combined financial statements, these are the Group’s first combined financial statements prepared in accordance with IFRS and no reconciliations from previously issued financial statements can be presented. The Group’s ultimate parent company, Novomatic AG, has previously prepared financial statements in accordance with IFRS. The Group has elected to measure its assets and liabilities at the carrying amounts included in Novomatic AG’s consolidated financial statements based on its date of transition to IFRS. Such carrying amounts include fair value adjustments, principally in respect of goodwill and other intangible assets, recorded in Novomatic AG’s consolidated financial statements that are attributable to the entities included in these combined financial statements.

The combined financial statements have been prepared through aggregation of the results, assets and liabilities of the individual entities within The Gaming Technology Group of Novomatic UK. Any transactions between the entities within the Group have been eliminated when combined.

Novomatic UK Limited provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Group and the combined financial statements reflect an allocation of such costs. The Group and Novomatic UK Limited consider the allocation of these costs to be a reasonable reflection of the benefits received by the Group. However, the financial information presented in these combined financial statements may not reflect the combined financial position, operating results and cash flows of the Group had the Group been a separate stand-alone entity during the periods presented. Actual costs that would have been incurred if the Group had operated on a stand-alone basis would depend on multiple factors, including organisational structure and strategic decisions made in various areas, including information technology and infrastructure.

Basis of accounting

The combined financial statements have been prepared on the historical cost basis, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these combined financial statements is determined on such a basis, except for leasing transactions that are within the scope of IAS 17 Leases, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 Inventories or value in use in IAS 36 Impairment of Assets.

The principal accounting policies adopted are set out below.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Goodwill

Goodwill is not amortised but is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or groups of cash-generating units) expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period.

Revenue recognition under IFRS 15 (applicable from 1 January 2018)

The Group recognises revenue from the following major sources:

-	Sale of goods being gaming machines and spare parts

-	Royalties being a share of customer income

-	Sale of services including the management and servicing of gaming and amusement machines as well as software revenue and internet revenue

-	Rental income for the use and operation of gaming and amusement machines

-	Finance income being the interest income recognised on finance lease receivables

Revenue is measured based on the consideration to which the Group expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognises revenue when it transfers control of a product or service to a customer.

Sale of goods

For sales of goods revenue is recognised when control of the goods has transferred being when the goods have been shipped to the customer’s specific location (delivery).

Sales-related warranties associated with goods sold cannot be purchased separately and they serve as an assurance that the products sold comply with agreed-upon specifications. Accordingly, the Group accounts for warranties in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Royalties

Royalties that are based on sales are recognised when the sale occurs.

Sale of services

Revenue from the supply of services represents the value of services provided under contracts to the extent that there is a right to consideration and is recorded at the value of the consideration due. Where a contract has only been partially completed at the statement of financial position date revenue represents the value of the service provided to date based on a proportion of the total contract value. Where payments are received from customers in advance of services provided, the amounts are recorded as deferred income and included as part of creditors due within one year.

Rental income

The Group’s policy for recognition of revenue from operating leases is described below.

Finance income

Finance income is recognised on an accruals basis over life of the finance lease income as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition under IAS 18 (applicable up to 31 December 2017)

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of discounts, VAT and other sales-related taxes. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

Sale of goods

Revenue from the sale of goods is recognised when all the following conditions are satisfied:

●	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

●	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

●	the amount of revenue can be measured reliably;

●	it is probable that the economic benefits associated with the transaction will flow to the entity; and

●	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Royalties

Royalties that are based on sales are recognised when the sale takes place.

Sale of services

Revenue from the supply of services represents the value of services provided under contracts to the extent that there is a right to consideration and is recorded at the value of the consideration due. Where a contract has only been partially completed at the statement of financial position date turnover represents the value of the service provided to date based on a proportion of the total contract value. Where payments are received from customers in advance of services provided, the amounts are recorded as deferred income and included as part of creditors due within one year.

Rental income

The Group’s policy for recognition of revenue from operating leases is described below.

Interest income

Interest income is recognised when it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessee

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the statement of profit or loss over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term.

The Group as lessor

Amounts due from lessees under finance leases are recognised as receivables at the amount of the Group’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Foreign currencies

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing on the dates of the transactions. At each reporting date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences are recognised in profit or loss in the period in which they arise.

Retirement and termination benefit costs

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Taxation

The income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in profit or loss because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

A provision is recognised for those matters for which the tax determination is uncertain but it is considered probable that there will be a future outflow of funds to a tax authority. The provisions are measured at the best estimate of the amount expected to become payable. The assessment is based on the judgement of tax professionals within the Group supported by previous experience in respect of such activities and in certain cases based on specialist independent tax advice.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, a deferred tax liability is not recognised if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the reporting date.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current tax and deferred tax for the year

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised directly in equity, in which case, the current and deferred tax are also recognised directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, plant and equipment

Fixtures and equipment are stated at cost less accumulated depreciation and accumulated impairment loss.

Depreciation is recognised so as to write off the cost or valuation of assets (other than freehold land and properties under construction) less their residual values over their useful lives, using the straight-line method, on the following bases:

Land, buildings and leasehold improvements	20% per annum / over the term of the lease

Technical equipment and machinery	10% - 33% per annum

Decommissioning and restoration costs	Over the term of the lease

Slot machine	20% - 100% per annum / over the term of the rental agreement

Motor vehicles	33% per annum

Factory and office equipment	20% - 50% per annum

The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets. However, when there is no reasonable certainty that ownership will be obtained by the end of the lease term, assets are depreciated over the shorter of the lease term and their useful lives.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

Amortisation of intangible assets is performed using the straight-line method on the following bases:

Purchased software	20-33% per annum

Capitalised development	20-33% per annum

Customer lists	8-16% per annum

Trademarks and patents	8-16% per annum

Other intangibles	20-33% per annum

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Internally-generated intangible assets – research and development expenditure

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following conditions have been demonstrated:

●	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

●	the intention to complete the intangible asset and use or sell it;

●	the ability to use or sell the intangible asset;

●	how the intangible asset will generate probable future economic benefits;

●	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

●	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Intangible assets acquired in a business combination

Intangible assets acquired in a business combination and recognised separately from goodwill are recognised initially at their fair value at the acquisition date (which is regarded as their cost).

Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Derecognition of intangible assets

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognised in profit or loss when the asset is derecognised.

Patents and trademarks

Patents and trademarks are measured initially at purchase cost and are amortised on a straight-line basis over their estimated useful lives.

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is either calculated using the weighted average cost method or the first in first out (‘FIFO’) method. Net realisable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of tangible and intangible assets excluding goodwill

At each reporting date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments

Financial assets and financial liabilities are recognised in the Group’s statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

Financial assets

Classification of financial assets

Debt instruments that meet the following conditions are measured subsequently at amortised cost:

●	the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

●	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Amortised cost and effective interest rate method

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period.

The amortised cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortisation using the effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. The gross carrying amount of a financial asset is the amortised cost of a financial asset before adjusting for any loss allowance.

Interest income is recognised using the effective interest method for debt instruments measured subsequently at amortised cost. For financial assets other than purchased or originated credit-impaired financial assets, interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset, except for financial assets that have subsequently become credit-impaired (see below). For financial assets that have subsequently become credit-impaired, interest income is recognised by applying the effective interest rate to the amortised cost of the financial asset. If, in subsequent reporting periods, the credit risk on the credit-impaired financial instrument improves so that the financial asset is no longer credit-impaired, interest income is recognised by applying the effective interest rate to the gross carrying amount of the financial asset.

Impairment of financial assets under IFRS 9 (applicable from 1 January 2018)

The Group recognises an allowance for expected credit losses on trade receivables. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the receivable. The Group always recognises lifetime ECL for trade receivables. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including the time value of money where appropriate.

Definition of default

The Group considers the following as constituting an event of default for internal credit risk management purposes as historical experience indicates that financial assets that meet either of the following criteria are generally not recoverable:

●	when there is a breach of financial covenants by the debtor; or

●	information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collateral held by the Group).

Irrespective of the above analysis, the Group considers that default has occurred when a financial asset is more than 90-120 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Financial assets (continued)

Impairment of financial assets under IFRS 9 (applicable from 1 January 2018) (continued)

Write-off policy

The Group writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or in the case of trade receivables, when the amounts are over two years past due, whichever occurs sooner. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognised in profit or loss.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset measured at amortised cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognised in profit or loss.

Impairment of financial assets under IAS 39 (applicable up to 31 December 2017)

Financial assets are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

Objective evidence of impairment could include:

●	significant financial difficulty of the issuer or counterparty; or

●	default or delinquency in interest or principal payments; or

●	it becoming probable that the borrower will enter bankruptcy or financial re-organisation.

For certain categories of financial asset, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period, as well as observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortised cost, the amount of the impairment is the differences between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade debtor is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Financial liabilities

All financial liabilities are measured subsequently at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost

Financial liabilities, that are not (i) contingent consideration of an acquirer in a business combination, (ii) held-for-trading, or (iii) designated as at FVTPL, are measured subsequently at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Warranties

Provisions for the expected cost of warranty obligations under local sale of goods legislation are recognised at the date of sale of the relevant products, at management’s best estimate of the expenditure required to settle the Group’s obligation.

Decommissioning and restoration costs

Provisions for the expected cost of decommissioning and restoration costs with respect to leases of property are recognised based on either third-party estimates or, where not available, management’s best estimate of the expenditure required to settle the Group’s obligation. Decommissioning and restoration costs are presumed to crystallise at the expiry of the current lease, which is considered to be the end of the contractual term, or at the next break date where it is expected that the break clause will be exercised.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

3.	CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, which are described in note 2, management are required to make judgements (other than those involving estimations) that have a significant impact on the amounts recognised and to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgements in applying the Group’s accounting policies

There were no critical judgements, apart from those involving estimations (which are dealt with separately below), that management have made in the process of applying the Group’s accounting policies.

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the statement of financial position date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Impairment of goodwill

Goodwill is not amortised but is reviewed for impairment at least annually. Impairment testing requires estimations of the goodwill’s recoverable amount against its carrying value, which involves an assessment of its value in use. An impairment review was performed as at 31 December 2018 where a value in use calculation was performed, using estimated future cash flows expected to arise and a suitable discount rate in order to calculate a present value.

The key inputs / assumptions used in the goodwill impairment review were as follows:

-	The pre-tax discount rate used was 10.19% (2017: 9.29%). In developing the discount rate management have considered the Group’s weighted cost of capital, the incremental borrowing rate and adjusted for market specific risks associated with the assets estimated cash flows and excludes risks that are not relevant to the asset or for which the estimated cash flows have been adjusted.

-	The forecasts used in the calculation were the approved five-year budgets which are based on current trading performance adjusted for estimated changes in the Group’s future trading environment. Budgets beyond five years use a terminal growth assumption of 2%. The Group applies zero-based budgeting framework whereby each year budgets are calculated using a bottom up methodology.

Based on this review, there was no impairment noted.

Impairment of internally-generated intangible assets

Management consider that the recoverability of internally-generated intangible assets is a critical judgement when applying the Group’s accounting policies.

During the year ended 31 December 2018, management has considered the recoverability of internally-generated intangible fixed assets by regarding the following information:

●	The value in the statement of financial position;

●	The continuity of the project;

●	Customer reactions to the project;

●	Expected revenues from the project;

●	Current year events.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

3.	CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY (continued)

Impairment of internally-generated intangible assets (continued)

Within this assessment the key estimate relates to the future revenues the asset will generate. Estimates of future revenues are performed internally by experienced senior management supported by knowledge of similar transactions. Management then decides whether these assets are deemed to be recoverable and impairment of the assets was considered.

At the statement of financial position date management reviewed all internally-generated intangible assets to assess their recoverability. Where internally-generated intangible assets were deemed irrecoverable these were impaired as set out in note 10.

Income Taxes

Tax assets and liabilities are reviewed on a periodic basis and balances are adjusted as appropriate. Management considers that adequate provision has been made for future tax consequences based upon current facts, circumstances and tax law. However, should any tax positions be challenged and not prevail, different outcomes could result and have a significant impact on the amounts reported in the combined financial statements. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

Management consider that the recoverability of deferred tax assets is a critical judgement when applying the Group’s accounting policies. A review is undertaken at each balance sheet date, by regarding the following information:

●	Board approved forecasts of future taxable profits

●	Current and proposed tax legislation that may impact upon the recoverability of the assets

Where the recoverability of an asset has been deemed to be less likely than not, no deferred tax asset has been recognised. This is the case with deferred tax assets in respect of some of the tax losses of the Group. As these losses relate to trades transferred into the Group, loss-streaming rules and change of ownership rules may prevent there being taxable profits available against which they can be utilised.

4.	REVENUE

An analysis of the Group’s revenue by category is as follows:

	31/12/2018	31/12/2017
	£’000	£’000

Disaggregation of revenue
Sales of goods	35,421	41,964
Rendering of services	41,139	42,968
Royalty revenues	7,403	9,817
Rental income	40,165	40,595
Finance income	1,230	1,126
Other income	230	172
	125,588	136,642

All revenue is derived from contracts with customers.

There was no revenue recognised in the current reporting period that related to performance obligations that were satisfied in a prior reporting period.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

5.	(LOSS)/PROFIT FOR THE YEAR

(Loss)/profit for the year has been arrived at after charging/(crediting):

	31/12/2018	31/12/2017
	£’000	£’000

Amortisation of intangible fixed assets (note 10)	3,342	3,719
Depreciation of tangible fixed assets (note 11)	20,480	22,918
Impairment of intangible fixed assets included within administrative expenses (note 10)	82	50
Impairment of tangible fixed assets included within administrative expenses (note 11)	4,916	880
Cost of inventories recognised as an expense	33,158	41,189
Operating lease rentals	4,352	4,592
Staff costs	41,765	40,970
Foreign exchange loss/(gain)	97	(175)

6.	FINANCE INCOME

	31/12/2018	31/12/2017
	£’000	£’000

Interest income from HMRC	48	-
Other finance income	25	3
	73	3

7.	FINANCE COSTS

	31/12/2018	31/12/2017
	£’000	£’000

Interest on bank overdrafts and loans	1,146	1,055
Interest on obligations under finance leases (note 17)	25	15
Unwinding of discount on provisions (note 19)	-	54
Other finance costs	5	-
	1,176	1,124

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

8.	INCOME TAX

	31/12/2018	31/12/2017
	£’000	£’000
Current taxation
United Kingdom corporation tax:
Current tax	749	1,007
Adjustment in respect of prior years	(483)	(99)

Total current tax	266	908

Deferred tax
Origination and reversal of temporary differences	(2,107)	(1,164)
Adjustment in respect of prior years	139	208
Effect of changes in tax rates	99	71

Total deferred tax credit	(1,869)	(885)

Total tax (credit)/charge to profit and loss	(1,603)	23

The difference between the total tax charge shown above and the amount calculated by applying the standard rate of UK corporation tax to the (loss)/profit before tax is as follows. The effective tax rate is lower (2017: lower) than the standard rate of tax.

	31/12/2018	31/12/2017
	£’000	£’000

(Loss)/profit before tax	(7,153)	1,888

Tax on (loss)/profit before tax at 19.00% (2017: 19.25%)	(1,359)	363

Factors affecting charge for the year
Adjustment in respect of prior years	(344)	109
Expenses not deductible	186	72
Income not taxable	(82)	(610)
Tax rate changes	98	150
Utilisation of losses not previously recognised	(102)	(61)

Total tax (credit)/charge for the year	(1,603)	23

The standard rate of corporation tax in the UK reduced from 20% to 19% with effect from 1 April 2017. Accordingly, the Group’s profits for the comparative accounting period were taxed at an effective rate of 19.25%. The Finance Act 2016 which was enacted in September 2016 announced a further reduction in the standard rate of corporation tax to 17% with effect from 1 April 2020.

The deferred tax liability at 31 December 2018 is calculated at 17% (2017: 17%), being the rate at which it is expected that the deferred tax liability will unwind, based on currently enacted rates.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

9.	GOODWILL

£’000
Cost
At 1 January 2017	4,146
De-recognised on disposal of trading division Mazooma Interactive Games	(24)
At 31 December 2017	4,122
At 31 December 2018	4,122

Carrying amount
At 31 December 2018	4,122
At 31 December 2017	4,122
At 1 January 2017	4,146

The carrying amount of goodwill has been allocated to Cash Generating Units as follows:

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Astra Games Limited - Astra	1,489	1,489	1,489
Bell-Fruit Group Limited	242	242	266
Gamestec Leisure Limited	52	52	52
Playnation Limited	2,339	2,339	2,339
	4,122	4,122	4,146

The Group tests goodwill annually for impairment, or more frequently if there are indications that goodwill might be impaired.

An impairment review was performed as at 31 December 2018 where a value in use calculation was performed, using estimated future cash flows expected to arise and a suitable discount rate in order to calculate a present value.

The key inputs / assumptions used in the goodwill impairment review were as follows:

-	The pre-tax discount rate used was 10.19% (2017: 9.29%)

-	The forecasts used in the calculation were the approved five-year budgets which are based on current trading performance adjusted for estimated changes in the Group’s future trading environment.

No impairment was noted. In each case the calculations indicated sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of the related goodwill.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

10.	OTHER INTANGIBLE ASSETS

	Purchased software	Capitalised development	Customer lists	Trademarks and patents	Other intangibles	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Cost
At 1 January 2017	1,188	6,482	22,255	4,341	611	34,877
Additions	191	1,483	-	-	-	1,674
Disposals	-	(3,338)	-	(74)	-	(3,412)

At 31 December 2017	1,379	4,627	22,255	4,267	611	33,139
Additions	148	1,872	-	-	-	2,020
Transfers	948	-	-	-	-	948

At 31 December 2018	2,475	6,499	22,255	4,267	611	36,107

Amortisation and impairment
At 1 January 2017	710	3,343	3,308	819	611	8,791
Charge for the year	260	1,173	2,029	257	-	3,719
Impairment	-	50	-	-	-	50
Eliminated on disposal	-	(1,887)	-	(17)	-	(1,904)

At 31 December 2017	970	2,679	5,337	1,059	611	10,656
Charge for the year	261	969	1,856	256	-	3,342
Impairment	-	82	-	-	-	82
Transfers	622	-	-	-	-	622

At 31 December 2018	1,853	3,730	7,193	1,315	611	14,702

Net book value
At 31 December 2018	622	2,769	15,062	2,952	-	21,405

At 31 December 2017	409	1,948	16,918	3,208	-	22,483

At 1 January 2017	478	3,139	18,947	3,522	-	26,086

Development costs have been capitalised in accordance with IAS 38 Intangible Assets and are therefore not treated, for dividend purposes, as a realised loss.

Customer Lists incorporate the various customer relationships acquired as part of the purchase of Playnation Limited by Novomatic UK Limited in 2015. These are being amortised on a straight-line basis over 6-12 year useful lives.

At the statement of financial position date management reviewed all internally-generated intangible assets to assess their recoverability. Impairment of such assets is considered together with the property, plant and equipment within the cash generating unit to which the intangibles belong. Where internally-generated intangible assets were deemed irrecoverable they were impaired. Impairment of intangible assets charged to profit and loss during the year was £82,000 (2017: £50,000).

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

11.	PROPERTY, PLANT AND EQUIPMENT

	Land, buildings and leasehold improvements	Technical equipment and machinery	Decommissioning and restoration costs	Slot machines	Motor vehicles	Factory and office equipment	Assets under construction	Total
	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000

Cost
At 1 January 2017	1,102	168	-	61,420	125	20,762	27	83,604
Additions	807	4	1,061	17,963	-	5,699	80	25,614
Disposals	-	-	-	(15,974)	(25)	(2,432)	(9)	(18,440)
Transfers	-	-	-	18	-	-	(18)	-

At 31 December 2017	1,909	172	1,061	63,427	100	24,029	80	90,778
Additions	285	29	382	12,910	9	5,015	77	18,707
Disposals	(15)	(5)	-	(18,170)	(22)	(3,899)	-	(22,111)
Transfers	80	-	-	-	-	(948)	(80)	(948)

At 31 December 2018	2,259	196	1,443	58,167	87	24,197	77	86,426

Depreciation
At 1 January 2017	516	63	-	25,537	68	11,507	-	37,691
Charge for the year	292	17	589	17,133	21	4,866	-	22,918
Impairment loss	-	-	-	880	-	-	-	880
Eliminated on disposal	-	-	-	(12,124)	(7)	(2,327)	-	(14,458)

At 31 December 2017	808	80	589	31,426	82	14,046	-	47,031
Charge for the year	356	26	486	17,479	10	2,123	-	20,480
Impairment loss	-	-	-	4,916	-	-	-	4,916
Eliminated on disposal	(15)	(3)	-	(13,978)	(14)	(3,839)	-	(17,849)
Transfers	-	-	-	-	-	(622)	-	(622)

At 31 December 2018	1,149	103	1,075	39,843	78	11,708	-	53,956

Net book value
At 31 December 2018	1,110	93	368	18,324	9	12,489	77	32,470
At 31 December 2017	1,101	92	472	32,001	18	9,983	80	43,747
At 1 January 2017	586	105	-	35,883	58	9,255	27	45,914

Included in factory and office equipment are assets held under finance lease with a net book value of £145,000 at 31 December 2018 (2017: £207,000).

Included in slot machines are assets held under finance lease with a net book value of £151,000 as at 31 December 2018 (2017: £317,000).

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

11.	PROPERTY, PLANT AND EQUIPMENT (continued)

Decommissioning and restoration costs are first recognised in 2017 as a result of the increase in dilapidations provision as described further in note 19.

Impairment losses recognised

Impairment losses have been charged in 2018 and 2017 on analogue gaming machines displaced through the expansion of digital gaming machines. Impairment losses have been recognised in 2018 on analogue gaming machines in Gamestec Leisure Limited and Playnation Limited, whereas in 2017 the impairment charge solely relates to analogue gaming machines in Gamestec Leisure Limited. The impairments recognised bring the value of analogue machines in line with their estimated residual value in use as at 31 December 2018 and 2017.

Impairment losses in Gamestec Leisure Limited and Playnation Limited have been calculated with reference to the value in use based on expected cash flows relating to the specific machines in question. A discount rate of 10.19% (2017: 9.29%) has been assumed in the recoverable value calculation.

The recoverable amount of the analogue gaming machines in Playnation Limited is £15,844,000 in 2018.

The recoverable amount of the analogue gaming machines in Gamestec Leisure Limited is £18,000 (2017: £50,000).

12.	INVENTORIES

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Raw materials	10,823	8,254	5,313
Work-in-progress	1,625	999	1,144
Finished goods	3,091	4,589	3,425
Merchandise	4,361	5,015	4,313
	19,900	18,857	14,195

There is no material difference between the value of inventories in the statement of financial position, and their replacement cost.

The amount of inventories expected to be recovered after more than 12 months is not considered to be material in either the current or the previous year.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

13.	FINANCE LEASE RECEIVABLES

	Minimum lease payments
	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000
Amounts receivable under finance leases:
Within one year	4,683	4,384	4,465
In the second to fifth years inclusive	8,493	8,407	9,342
	13,176	12,791	13,807
Less: unearned finance income	(2,491)	(2,294)	(2,524)
Present value of minimum lease payments receivable	10,685	10,497	11,283

	Present value of minimum lease payments
	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000
Amounts receivable under finance leases
Within one year	3,575	3,358	3,459
In the second to fifth years inclusive	7,110	7,139	7,824
Present value of minimum lease payments receivable	10,685	10,497	11,283

Analysed as
Non-current finance lease receivables (recoverable after 12 months)	7,110	7,139	7,824
Current finance lease receivables (recoverable within 12 months)	3,575	3,358	3,459
	10,685	10,497	11,283

The Group enters into finance leasing arrangements for a variety of machines manufactured by either Bell-Fruit Group Limited or Astra Games Limited. Finance agreements are for one to three years.

The interest rate inherent in the leases is fixed at the contract date for all of the lease term. The average effective interest rate contracted approximates 6% (2017: 6%) per annum.

Management estimate the loss allowance on finance lease receivables at the end of the reporting period at an amount equal to lifetime ECL. None of the finance lease receivables at the end of the reporting period is past due, and taking into account the historical default experience and the future prospects of the industries in which the lessees operate management consider that no finance lease receivable is impaired.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period in assessing the loss allowance for finance lease receivables.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

14.	TRADE AND OTHER RECEIVABLES

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Trade receivables	12,671	11,354	12,610
Loss allowance	(562)	(643)	(848)
	12,109	10,711	11,762

Amounts due from related parties (note 25)	5,280	9,008	4,362
Other receivables	787	553	661
Prepayments	3,711	4,209	3,975
	21,887	24,481	20,760

Trade receivables

The average credit period on sales of goods is 60 days. No interest is charged on outstanding trade receivables.

The Group always measures the loss allowance for trade receivables at an amount equal to lifetime ECL. The expected credit losses on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date. The Group has recognised a loss allowance of 100% against all receivables over 90-120 days past due because historical experience has indicated that these receivables are generally not recoverable.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period.

There has not been any significant change in the gross amounts of trade receivables that has affected the estimation of the loss allowance.

The Group writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or when the trade receivables are over two years past due, whichever occurs earlier. None of the trade receivables that have been written off is subject to enforcement activities.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

15.	BORROWINGS

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000
Unsecured borrowing at amortised cost
Bank overdrafts	25,623	24,703	12,354
Loans from related parties (note 25)	16,772	17,976	21,616
	42,395	42,679	33,970

Amount due for settlement within 12 months	26,345	26,629	18,095
Amount due for settlement after 12 months	16,050	16,050	15,875

The other principal features of the Group’s borrowings are as follows:

-	The balance for loans from related parties relates to one loan between Astra Games Limited and Novomatic UK Limited. The loan is unsecured and is subject to interest at 4.5%. The loan is due for repayment in December 2022.

-	The bank overdraft was secured by a cross-company guarantee until 1 October 2019. The guarantee was entered into on 18 September 2015 and covers a number of UK entities. The overdraft is repayable on demand with interest charged at base rate (or equivalent) plus a margin of 1.4% for each of GBP, EUR and USD.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

16.	DEFERRED TAX

The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting period.

	Intangible assets	Property, plant & equipment	Other short-term temporary differences	Total
Deferred tax assets	£’000	£’000	£’000	£’000

At 1 January 2017	540	3,439	42	4,021
(Charge)/credit to profit or loss	57	552	1	610
Adjustment in respect of prior years	-	(179)	1	(178)
Effects of change in tax rates	-	1	1	2
At 31 December 2017	597	3,813	45	4,455
Charge/(credit) to profit or loss	62	1,157	(13)	1,206
Adjustment in respect of prior years	-	(53)	-	(53)
Effects of change in tax rates	-	(8)	-	(8)
At 31 December 2018	659	4,909	32	5,600

	Intangible assets	Property, plant & equipment	Transfer of trade	Total
Deferred tax liabilities	£’000	£’000	£’000	£’000

At 1 January 2017	3,700	-	145	3,845
Charge/(credit) to profit or loss	(436)	154	(145)	(427)
Adjustment in respect of prior years	(20)	-	-	(20)
Effect of change in tax rates	(3)	-	-	(3)
At 31 December 2017	3,241	154	-	3,395
Charge/(credit) to profit or loss	(714)	(94)	-	(808)
Adjustment in respect of prior years	87	-	-	87
Effect of change in tax rates	(4)	-	-	(4)
At 31 December 2018	2,608	60	-	2,670

In applying its judgement in recognising deferred tax assets, management has critically assessed all available information, including future business profit projections and the track record of meeting forecasts. A deferred tax asset of £5,600,000 (2017: £4,455,000) has been recognised, primarily relating to depreciation in excess of capital allowances. It is considered probable that future taxable profits will be generated to be able to recover this asset and management does not expect the current period loss to adversely impact future deferred tax asset recovery to a significant extent.

At the reporting date, the Group had unused tax losses of £4,168,000 (2017: £4,704,000) available for offset against future profits. No deferred tax asset has been recognised in respect of such losses as it is not considered probable that there will be future taxable profits available. The losses may be carried forward indefinitely.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

17.	OBLIGATIONS UNDER FINANCE LEASES

	Minimum lease payments
	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000
Amounts payable under finance leases
Within one year	101	328	382
In the second to fifth years inclusive	100	207	470
	201	535	852
Less: future finance charges	(12)	(25)	(12)
Present value of lease obligations	189	510	840

	Present value of minimum lease payments
	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000
Amounts payable under finance leases
Within one year	99	316	316
In the second to fifth years inclusive	90	194	524
Present value of lease obligations	189	510	840

Analysed as
Amounts due for settlement within one year	99	316	316
Amounts due for settlement after one year	90	194	524
	189	510	840

It is the Group’s policy to lease certain of its plant and machinery under finance leases. The average lease term is two years. For the year ended 31 December 2018, the average effective borrowing rate was 6% (2017: 5%). Interest rates are fixed at the contract date. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

18.	TRADE AND OTHER PAYABLES

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Trade payables	7,042	7,836	8,724
Amounts owed to related parties (note 25)	2,884	4,748	8,005
Other taxation and social security	2,173	2,101	1,969
Other payables	544	638	377
Accruals	4,502	4,368	4,893
Deferred income	172	363	342
	17,317	20,053	24,310

Trade payables and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 60 days. The Group has financial risk management policies in place to ensure that all payables are paid within the pre-agreed credit terms.

Management consider that the carrying amount of trade payables approximates to their fair value.

19.	PROVISIONS

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Dilapidations provision	1,528	1,553	620
Warranty provision	661	542	741
Employee provisions	747	620	1,880
	2,936	2,715	3,241

Current	1,665	1,683	2,621
Non-current	1,271	1,032	620
	2,936	2,715	3,241

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

19.	PROVISIONS (continued)

	Dilapidations provision	Warranty provision	Employee provisions	Total
	£’000	£’000	£’000	£’000

At 1 January 2017	620	741	1,880	3,241
Additional provision in the year	879	-	671	1,550
Utilisation of provision	-	(199)	(1,870)	(2,069)
Release of provision no longer required	-	-	(61)	(61)
Unwinding of discount	54	-	-	54
At 31 December 2017	1,553	542	620	2,715
Additional provision in the year	-	119	748	867
Utilisation of provision		-	(615)	(615)
Release of provision no longer required		-	(6)	(6)
Unwinding of discount	(25)	-	-	(25)
At 31 December 2018	1,528	661	747	2,936

Dilapidations provision

The Group makes estimates regarding the provisions required for dilapidations on each of its operating properties. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, taking into account the risks and uncertainties surrounding the obligation. The provision is measured using cash flows estimated to settle the present obligation and its carrying amount is the present value of these cash flows.

The increase in dilapidations provision in 2017 is as a result of a change in the estimated date at which the Group expects to exit various properties, taking account of the contractual position within the underlying leases.

Warranty provision

Provisions for the expected cost of warranty obligations under local sale of goods legislation are recognised at the date of sale of the relevant products, at managements’ best estimate of the expenditure required to settle the Group’s obligation.

Employee provisions

Employee provisions include provisions made for incentive bonus, holiday pay and pension costs accrued.

20.	DIVIDENDS

During the year ended 31 December 2018, dividends totaling £8,000,000 were declared to Novomatic UK Limited. £6,000,000 was declared by Bell-Fruit Group Limited, and £2,000,000 was declared by Astra Games Limited.

During the year ended 31 December 2017, dividends totaling £6,500,000 were declared to Novomatic UK Limited from Bell-Fruit Group Limited.

All dividends in 2017 and 2018 were interim with no final dividend proposed.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

21.	NOTES TO THE CASH FLOW STATEMENT

Cash and cash equivalents

Cash and cash equivalents comprises of cash held in bank accounts. The carrying amount of these assets is approximately equal to their fair value. Cash and cash equivalents at the end of the reporting period as shown in the combined statement of cash flows can be reconciled to the related items in the combined reporting position as shown above.

Changes in liabilities arising from financing activities

The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Group’s combined cash flow statement as cash flows from financing activities.

	1 January 2017	Financing cash flows	Issue of shares (non-cash)	31 December 2017
	£’000	£’000	£’000	£’000

Loans from related parties (note 25)	21,616	2,225	(5,865)	17,976
Bank overdrafts and loans (note 15)	12,354	12,349	-	24,703
Finance lease liabilities (note 17)	840	(330)	-	510
Total liabilities from financing activities	34,810	14,244	(5,865)	43,189

	1 January 2018	Financing cash flows	Issue of shares (non-cash)	31 December 2018
	£’000	£’000	£’000	£’000

Loans from related parties (note 25)	17,976	(1,204)	-	16,772
Bank overdrafts and loans (note 15)	24,703	920	-	25,623
Finance lease liabilities (note 17)	510	(321)	-	189
Total liabilities from financing activities	43,189	(605)	-	42,584

(i)	The cash flows from loans from related parties and other borrowings make up the net amount of proceeds from borrowings and repayments of borrowings in the cash flow statement.

Non-cash transactions

Of the £6,500,000 dividend declared in 2017, £5,800,000 was settled through an intercompany loan with Novomatic UK Limited.

Of the £6,000,000 share issue in 2017, £5,865,000 was in respect of the settlement of an intercompany loan with Novomatic UK Limited

The capital contribution of £631,000 was settled through an intercompany loan with Novomatic UK Limited.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

22.	OPERATING LEASE ARRANGEMENTS

The Group as lessee

At the reporting date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	Land and buildings
	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Within one year	2,570	2,700	1,177
In the second to fifth years inclusive	9,213	8,181	2,837
After five years	9,573	10,830	5,129
	21,356	21,711	9,143

Land and buildings operating lease payments represent rentals payable by the group for its offices.

	Other
	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Within one year	1,500	1,767	2,241
In the second to fifth years inclusive	1,546	1,363	1,739
	3,046	3,130	3,980

Other operating lease payments represent rentals payable by the Group for vehicles and other small assets over fixed one to three year terms.

The Group as lessor

At the reporting date, the Group had contracted with tenants for the following future minimum lease payments:

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000

Within one year	1,227	1,260	3,579
In the second to fifth years inclusive	1,318	1,074	2,538
	2,545	2,334	6,117

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

23.	RETIREMENT BENEFIT PLANS

Defined contribution plans

The Group operates defined contribution retirement benefit plans for all qualifying employees. The assets of the plans are held separately from those of the Group in funds under the control of trustees. Where there are employees who leave the plans prior to vesting fully in the contributions, the contributions payable by the Group are reduced by the amount of forfeited contributions.

The total expense recognised in profit or loss of £1,270,000 (2017: £1,210,000) represents contributions payable to these plans by the Group at rates specified in the rules of the plans. As at 31 December 2018, contributions of £174,000 (2017: £176,000) due in respect of the current reporting period had not been paid over to the plans.

24.	FINANCIAL INSTRUMENTS

Classes and categories of financial instruments and their fair values

The following table combines information about:

●	classes of financial instruments based on their nature and characteristics;

●	the carrying amounts of financial instruments;

●	fair values of financial instruments (except financial instruments when carrying amount approximates their fair value); and

●	fair value hierarchy levels of financial assets and financial liabilities for which fair value was disclosed.

	31/12/2018	31/12/2017	1/1/2017
	£’000	£’000	£’000
Financial assets measured at amortised cost
Cash and bank balances	4,966	9,300	7,847
Finance lease receivables	10,685	10,497	11,283
Trade and other receivables	21,887	24,481	20,760
	37,538	44,278	39,890
Financial liabilities measured at amortised cost
Trade and other payables	17,317	20,053	24,310
Borrowings	42,395	42,679	33,970
Obligations under finance leases	189	510	840
	59,901	63,242	59,120

Management consider that the carrying amount of all financial assets and financial liabilities approximates to their fair value.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

24.	FINANCIAL INSTRUMENTS (continued)

Financial risk management objectives

The Group is exposed to a variety of financial risks which result from both its operating and investing activities. The Board is responsible for co-ordinating the Group’s risk management and focuses on actively securing the Group’s short- to medium-term cash flows.

The Group does not actively engage in the trading of financial assets and has no financial derivatives. The Group has no debt financing.

Liquidity risk management

Liquidity or financing risk is the risk associated with remaining solvent at any given moment and / or having the ability to obtain the necessary funds from investors at arm’s length so as to fulfil any due obligations on time and to provide intercompany financing and guarantees for internal Group purposes. Furthermore, the need for cash in the gaming industry is high, especially in terms of cash in the Group’s own gaming arcades. Therefore, part of the indicated cash comprises base filling of the slot machines and cash reserves in the gaming arcades.

A short-term and a long-term continuous liquidity plan is compiled based on the results of the Group’s strategy and planning processes in order to provide an up-to-date impression of the expected development of liquidity at the Group level. Medium-term and long-term liquidity and financing needs of the Group are determined based on projected cash flows.

As a result of the Group’s financing and debt policy, as well as the conservative investment policy, the Group’s liquidity risk is limited. Even so, the Group accords high priority to the topic of liquidity risk and its control.

Cash flow risk management

The Group is primarily financed through inter-company borrowings and is therefore not exposed to external interest rate risk.

Credit risk management

Credit risk is the risk that a counterparty to a financial instrument will fail to discharge an obligation and cause the Group to incur a financial loss. Credit risk arises from restricted cash, cash and cash equivalents as well as credit exposures to customers. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position, net of impairment losses where relevant.

Credit risk relating to accounts receivable balances is managed by each local entity which is responsible for managing and analyzing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. The Group has a policy in place governing the allowance for credit losses. Refer to note 14 for further discussion on the Group's credit risk management.

Cash investments are only placed with reputable financial institutions. All changes in or new banking arrangements entered into are in line with the Board’s approval framework.

Capital risk management

The purpose of capital risk management is the active control of the capital structure of the Group as well as the individual companies. It ensures the maintenance of an appropriate equity ratio in order to reduce debt costs and the safeguarding of sustained high profitability so that all Group companies are able to operate under the going concern principle.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

24.	FINANCIAL INSTRUMENTS (continued)

Financial risk management objectives (continued)

Capital risk management (continued)

Net debt is calculated as the sum of current and non-current financial liabilities less cash and cash equivalents. The debt ratio is calculated accordingly as the ratio of net debt to earnings before interest, taxes, depreciation and amortization including impairments and reversal of impairments (Adjusted EBITDA).

In order to maintain liquidity to ensure sufficient funds are available for ongoing operations and future developments, the Group uses short-term debt, in the form of a bank overdraft facility.

The Group’s overall strategy remains unchanged from 2017.

The capital structure of the Group consists of net debt (borrowings disclosed in note 15 after deducting cash and bank balances) and equity of the Group.

The Group is not subject to any externally imposed capital requirements.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

25.	RELATED PARTY TRANSACTIONS

Balances and transactions between the companies of the Gaming Technology Group, which are related parties, have been eliminated on combination and are not disclosed in this note.

Trading transactions

During the year, the group entered into the following trading transactions with related parties:

	Sale of goods		Purchase of goods
	2018	2017	2018	2017
	£’000	£’000	£’000	£’000

Immediate parent company	-	-	2,824	3,549
Intermediate parent company	3,241	-	5,633	6,533
Other group companies	13,588	34,014	5,358	17,075
	16,829	34,014	13,815	27,157

The following amounts were outstanding at the statement of financial position date:

	Amounts owed by related parties (note 14)		Amounts owed to related parties (note 18)
	2018	2017	2018	2017
	£’000	£’000	£’000	£’000

Immediate parent company	2	-	75	15
Intermediate parent company	2,909	-	1,687	2,170
Other group companies	2,369	9,008	1,122	2,563
	5,280	9,008	2,884	4,748

Transactions with the immediate parent company of the companies within the Gaming Technology Group of Novomatic UK Limited do not eliminate on combination as Novomatic UK Limited is not included in the Gaming Technology Group of Novomatic UK Limited and therefore have been treated as related party transactions for the purpose of these combined financial statements.

Transactions between the Gaming Technology Group of Novomatic UK Limited and Novomatic AG have been disclosed within ‘Intermediate parent company’.

Transactions between the Gaming Technology Group of Novomatic UK Limited and Novomatic companies, other than Novomatic UK Limited and Novomatic AG have been included within ‘Other group companies’.

The bank overdraft was secured until 1 October 2019 by a cross-company guarantee received from Novomatic UK Limited.

The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received. No provisions have been made for doubtful debts in respect of the amounts owed by related parties.

Loans due to related parties

	2018	2017
	£’000	£’000

Novomatic UK Limited (note 15)	16,772	17,976

Included within the loan balances above is an amount due to Novomatic UK Limited for £16,050,000 (2017: £16,050,000) from Astra Games Limited. This loan is subject to interest at 4.5% and is due for repayment in December 2022. The loan is unsecured.

All other loans due to Novomatic UK Limited are short-term borrowings that are unsecured and attract no interest.

The Gaming Technology Group of Novomatic UK Limited

Notes to the combined financial statements (continued)

For the year ended 31 December 2018 and 31 December 2017

25.	RELATED PARTY TRANSACTIONS (continued)

Remuneration of key management personnel

The remuneration of the key management personnel of the Group is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosure.

	31/12/2018	31/12/2017
	£’000	£’000

Short-term employee benefits	1,032	772
Post-employment benefits	35	19
	1,067	791

26.	EVENTS AFTER THE REPORTING PERIOD

The Group was acquired by Inspired Entertainment, Inc. on 1 October 2019.

Prior to the acquisition, the loan due to Novomatic UK Limited from Astra Games Limited was repaid.

Prior to the acquisition, Astra Games Limited transferred to Novomatic UK Limited assets to the extent related to Astra Games Limited’s casino operations.

Following the completion of the acquisition, in consideration for the re-negotiation of certain funding commitments, Inspired Entertainment, Inc. transferred to the then minority equity holders of Innov8 Limited certain of the Innov8 Limited equity interests that Inspired Entertainment, Inc. acquired in the acquisition. Following such transfer, Inspired Entertainment, Inc. held approximately 40% of the outstanding equity interests of Innov8 Limited.